EXHIBIT 99.1

BJ's Restaurants, Inc. Reports Financial Results for the Second Quarter of Fiscal 2010

HUNTINGTON BEACH, Calif., July 22, 2010 (GLOBE NEWSWIRE) -- BJ's Restaurants, Inc. (Nasdaq:BJRI) today reported financial results for the second quarter of fiscal 2010 that ended on Tuesday, June 29, 2010.

Highlights for the second quarter compared to the same quarter last year were as follows:

  Total revenues increased 21% to $130.5 million
  Comparable restaurant sales increased 5.3%
  Net income increased 44% to $6.3 million
  Diluted net income per share increased 44% to $0.23

"Our leadership team was very pleased with our solid financial results for the second quarter," commented Jerry Deitchle, Chairman and CEO. "As most restaurant industry investors know, the sales environment for casual dining restaurants continues to be very challenging in light of the current economic conditions. In spite of those challenges, BJ's achieved its second consecutive quarter of solid increases in both comparable restaurant sales and guest traffic. Furthermore, our restaurant operators did an excellent job of managing our higher sales volumes in a productive and efficient manner during the quarter, resulting in improved operating margins. In this difficult operating environment, where consumer spending for casual dining occasions remains under pressure, we continue to believe the more successful restaurant concepts will be those that work harder to protect their overall approachability for all dining occasions and that offer even more quality, differentiation and value to the consumer. These have always been the hallmarks of the BJ's restaurant concept and brand. We will continue to make prudent investments in every aspect of our concept to steadily increase the gap between BJ's and many of our competitors on these important brand attributes."

The Company opened two new restaurants during the second quarter of 2010 (both in San Antonio, Texas) for a total of four new restaurants during the first half of this fiscal year. "Initial sales volumes for all of our new restaurant openings during 2010 remain stronger than we anticipated," commented Deitchle. The Company currently expects to open four new restaurants during the third quarter, one of which has already opened in Daytona Beach, Florida, and two new restaurants during the fourth quarter. As such, the Company expects to achieve its stated goal to increase its total restaurant operating weeks by approximately 13% during fiscal 2010. Investors are reminded that the actual number and timing of new restaurant openings is subject to a number of factors outside of the Company's control, including weather conditions and factors under the control of landlords, contractors and regulatory/licensing authorities.

Investor Conference Call and Webcast

BJ's Restaurants, Inc. will conduct a conference call on its second quarter earnings release today, July 22, 2010, at 2:00 p.m. (Pacific Time). The Company will provide an Internet simulcast, as well as a replay of the conference call. To listen to the conference call, please visit the "Investors" page of the Company's website located at http://www.bjsrestaurants.com several minutes prior to the start of the call to register and download any necessary audio software. An archive of the presentation will be available for 30 days following the call.

BJ's Restaurants, Inc. currently owns and operates 97 casual dining restaurants under the BJ's Restaurant & Brewery, BJ's Restaurant & Brewhouse or BJ's Pizza & Grill brand names. BJ's restaurants offer an innovative and broad menu featuring award-winning, signature deep-dish pizza complemented with generously portioned salads, appetizers, sandwiches, soups, pastas, entrees and desserts. Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ's experience. The Company operates several microbreweries which produce and distribute BJ's critically acclaimed handcrafted beers throughout the chain. The Company's restaurants are located in California (50), Texas (19), Arizona (5), Colorado (3), Oregon (2), Nevada (3), Florida (6), Ohio (2), Oklahoma (2), Kentucky (1), Indiana (1), Louisiana (1) and Washington (2). Visit BJ's Restaurants, Inc. on the Web at http://www.bjsrestaurants.com.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute "forward-looking" statements for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. Such statements include, but are not limited to, those regarding expected comparable restaurant sales growth in future periods, those regarding the effect of new sales-building initiatives, as well as those regarding the number of restaurants expected to be opened in future periods and the timing and location of such openings. These "forward-looking" statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) the effect of recent credit and equity market disruptions on our ability to finance our continued expansion on acceptable terms, (ii) our ability to manage an increasing number of new restaurant openings, (iii) construction delays, (iv) labor shortages, (v) minimum wage increases, (vi) food quality and health concerns, (vii) factors that impact California, where 50 of our current 97 restaurants are located, (viii) restaurant and brewery industry competition, (ix) impact of certain brewery business considerations, including without limitation, dependence upon suppliers and related hazards, (x) consumer spending trends in general for casual dining occasions, (xi) potential uninsured losses and liabilities, (xii) fluctuating commodity costs and availability of food in general and certain raw materials related to the brewing of our handcrafted beers and energy, (xiii) trademark and service-mark risks, (xiv) government regulations, (xv) licensing costs, (xvi) beer and liquor regulations, (xvii) loss of key personnel, (xviii) inability to secure acceptable sites, (xix) limitations on insurance coverage, (xx) legal proceedings, (xxi) other general economic and regulatory conditions and requirements, (xxii) the success of our key sales-building and related operational initiatives and (xxiii) numerous other matters discussed in the Company's filings with the Securities and Exchange Commission. BJ's Restaurants, Inc. undertakes no obligation to update or alter its "forward-looking" statements whether as a result of new information, future events or otherwise.

Further information concerning the Company's results of operations for the second quarter 2010 will be provided in the Company's Form 10-Q filing, to be filed with the Securities and Exchange Commission by August 8, 2010.

BJ's Restaurants, Inc.
Unaudited Consolidated Statements of Income
(Dollars in thousands except for per share data)

	Thirteen Weeks Ended				Twenty-Six Weeks Ended
	June 29,		June 30,		June 29,		June 30,
	2010		2009		2010		2009

Revenues	$130,497	100.0%	$107,743	100.0%	$252,183	100.0%	$210,168	100.0%
Costs and expenses:
Cost of sales	31,707	24.3	26,824	24.9	61,771	24.5	52,265	24.9
Labor and benefits	45,095	34.6	37,428	34.7	88,515	35.1	73,723	35.1
Occupancy and operating	27,855	21.3	23,110	21.4	53,867	21.4	44,825	21.3
General and administrative	8,961	6.9	7,601	7.1	17,435	6.9	14,736	7.0
Depreciation and amortization	7,030	5.4	5,891	5.5	13,761	5.5	11,601	5.5
Restaurant opening	1,290	1.0	688	0.6	2,419	1.0	1,672	0.8
Loss on disposal of assets	–	–	–	–	140	0.1	–	–
Total costs and expenses	121,938	93.5	101,542	94.2	237,908	94.5	198,822	94.6
Income from operations	8,559	6.5	6,201	5.8	14,275	5.5	11,346	5.4

Other income (expense):
Interest income	31	–	86	0.1	60	–	195	0.1
Interest expense	(22)	–	(19)	–	(43)	–	(52)	–
Other income, net	108	0.1	47	–	344	0.1	196	0.1
Total other income	117	0.1	114	0.1	361	0.1	339	0.2
Income before income tax expense	8,676	6.6	6,315	5.9	14,636	5.6	11,685	5.6

Income tax expense	2,342	1.8	1,926	1.8	3,952	1.6	3,537	1.7

Net income	$6,334	4.8%	$4,389	4.1%	$10,684	4.0%	$8,148	3.9%

Net income per share:
Basic	$0.23		$0.16		$0.40		$0.30

Diluted	$0.23		$0.16		$0.38		$0.30

Weighted average number of shares outstanding:
Basic	27,041		26,739		26,957		26,736

Diluted	27,963		27,128		27,852		27,017

Selected Consolidated Balance Sheet Information
(Dollars in thousands)

Balance Sheet Data (end of period):	June 29, 2010 (unaudited)	December 29, 2009 (audited)

Cash, cash equivalents and short-term investments	$32,707	$44,906

Investments	$6,185	$ –

Total assets	$389,887	$381,122

Total long-term debt, including current portion	$ –	$5,000

Shareholders' equity	$269,298	$252,979

Supplemental Information
(Dollars in thousands)

	Thirteen Weeks Ended				Twenty-Six Weeks Ended
	June 29,		June 30,		June 29,		June 30,
	2010		2009		2010		2009
Stock-based compensation (1)
Labor and benefits	$205	0.2%	$228	0.2%	$431	0.2%	$501	0.2%
General and administrative	739	0.6	601	0.6	1,517	0.6	1,207	0.6
Total stock based compensation	$944	0.8%	$829	0.8%	$1,948	0.8%	$1,708	0.8%

Unaudited Operating Data
Comparable restaurant sales % change	5.3%		-1.3%		4.9%		-0.7%
Restaurants opened during period	2		1		4		3
Restaurants open at period-end	96		85		96		85
Restaurant operating weeks	1,236		1,092		2,435		2,163

(1)   Percentages represent percent of total revenues.

CONTACT:  BJ's Restaurants, Inc.
          Greg Levin
          (714) 500-2400